Accountants' Consent                EXHIBIT 23.1


The Board of Directors
EIS International, Inc.:

We consent to the incorporation by reference in the registration statements of EIS International, Inc. on Form S-8 (No. 33-59754, 33-72392, and 333-2998)
and Form S-3 (Nos. 333-3350 and 333-5823) of our report dated March 28, 1997, with respect to the consolidated balance sheets of EIS International, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KA of EIS International, Inc.


                                                          KPMG Peat Marwick LLP

Stamford, Connecticut
April 15, 1997